CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
SHAPEWAYS HOLDINGS, INC.
Shapeways Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: That a resolution was duly adopted on April 30, 2023, by the Board of Directors of the Corporation (the “Board”) setting forth an amendment to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), as previously filed with the Secretary of State of the State of Delaware, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at the annual meeting of stockholders held on June 15, 2023. The proposed amendment, which has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, is as follows:
The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 130,000,000 shares, consisting of (i) 120,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each eight (8) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).
SECOND: All other provisions of the Certificate of Incorporation shall remain in full force and effect.
THIRD: This Certificate of Amendment shall become effective on June 22, 2023 as of 4:01 p.m. Eastern Time.

IN WITNESS WHEREOF, SHAPEWAYS HOLDINGS, INC. has caused this Certificate of Amendment to be executed by the undersigned, a duly authorized officer, on this 22nd day of June, 2023.

/s/ Greg Kress
Greg Kress, Chief Executive Officer